Exhibit 35.2
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                             WASHINGTON MUTUAL BANK

                              OFFICER'S CERTIFICATE

                         ANNUAL STATEMENT OF COMPLIANCE

      Re: The servicing agreement dated as of October 1, 2006 (as amended, the "Agreement"), between Washington Mutual Bank as Servicer and Countrywide Home Loans, Inc. as Owner, with respect to CWMBS 2007-J1 (the
"Securitization").

      I, H. John Berens, a Senior Vice President of Washington Mutual Bank (the "Servicer"), certify to the Owner, the Depositor and the Master Servicer under the Securitization, the following for the 2007 fiscal year (the "Relevant Year):

      1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

      2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of March 1, 2008

                                                /s/ H. John Berens
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                                                Name:  H. John Berens
                                                Title:  Senior Vice President